Exhibit 99.B.16

                           Computation of Performance

                         CAPITAL MANAGEMENT EQUITY FUND

The Fund computes the "average annual total return" of each Class of the Fund by determining the average annual compounded rates of return during specified periods that equate the initial amount invested to the ending redeemable value of such investment. This is done by determining the ending redeemable value of a hypothetical $1,000 initial payment. This calculation is as follows:

         P(1+T)n = ERV

Where:   T =      average annual total return.
         ERV =    ending redeemable value at the end of the period covered by the computation of a hypothetical $1,000 payment made at the beginning of the period.
         P =      hypothetical initial payment of $1,000 from which the maximum sales load is deducted.
         n =      period covered by the computation, expressed in terms of
                  years.

The Fund may also compute the aggregate total return of each Class of the Fund, which is calculated in a similar manner, except that the results are not annualized.

The calculation of average annual total return and aggregate total return assume that the maximum sales load is deducted from the initial $1,000 investment at the time it is made and that there is a reinvestment of all dividends and capital gain distributions on the reinvestment dates during the period. The ending redeemable value is determined by assuming complete redemption of the hypothetical investment and the deduction of all nonrecurring charges at the end of the period covered by the computations. The Fund may also quote other total return information that does not reflect the effects of the sales load.

Cumulative Total Return

(ERV - P)/P = TR

Where:  ERV   =    ending redeemable value at the end of the period covered
                   by the computation of a hypothetical $1,000 payment made
                   at the beginning of the period
        P     =    hypothetical initial payment of $1,000 from which the
                   maximum sales load is deducted
        TR    =    total return

Cumulative Total Return for the Investor Shares since inception through November 30, 1995 including 3% sales load:

                 (1102.4 - 1000)/1000 = .1024
                 ERV      =    1102.4
                 P        =    1000
                 TR       =    10.24%

Cumulative Total Return for the Investor Shares since inception through November 30, 1995 excluding 3% sales load:

                 (1069.3 - 1000)/1000 = .0693
                 ERV      =    1069.3
                 P        =    1000
                 TR       =    6.93%

Cumulative Total Return for the Institutional Shares since inception through November 30, 1995:

                 (1230.0 - 1000)/1000 = 0.1230
                 ERV      =    1230.0
                 P        =    1000
                 TR       =    12.30%